Exhibit 99.1

News Release

Media Contact: Andrea Kozek

Senior Manager, Public Relations

920-491-7518

Investor Contact: Ben McCarville
Vice President | Director of Investor Relations
920-491-7059

Associated Banc-Corp Announces Kristen Ludgate and Owen Sullivan Join Board of Directors

GREEN BAY, Wis., December 11, 2024 -- Associated Banc-Corp (NYSE: ASB) ("Associated") announced the appointment of Kristen M. Ludgate and Owen J. Sullivan to its Board of Directors effective today.

Ludgate, 62, is the Chief People Officer at HP Inc., a global provider of personal computing and other digital devices, imaging and printing products, and related technologies, solutions and services. Ms. Ludgate previously served as Chief Human Resources Officer for 3M Company (NYSE: MMM) from 2018 to 2021 and held multiple 3M legal and executive roles over more than 15 years with the company. She is a member of the HP Foundation Board and previously chaired the 3M Foundation Board. Ludgate earned her bachelor’s degree from Bowdoin College and her J.D. from University of Minnesota Law School. She will also serve as a member of Associated’s Compensation and Benefits Committee.

Sullivan, 67, served as President and Chief Operating Officer of NCR, a global leader in ATM, point-of-sale and digital banking from 2018 until his retirement in 2023. Prior to 2018, Mr. Sullivan was an independent consultant, providing strategic planning, consulting and executive mentoring for private equity firms and other investor groups. He received a bachelor’s degree from Marquette University and completed executive education at the Kellogg School of Business at Northwestern University and Harvard Business School. Sullivan will also serve as a member of Associated’s Enterprise Risk Committee.

“We are extremely pleased to have Kristen and Owen join our board,” said Associated Chairman Jay Williams.

Kristen M. Ludgate Owen J. Sullivan

Associated President and CEO Andy Harmening added: “Kristen and Owen bring extraordinary talent and experience to our board. The breadth and depth of their knowledge will benefit Associated as we continue to execute our strategic growth plans.”

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ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $42 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from nearly 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota. The company also operates loan production offices in Indiana, Michigan, Missouri, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.